Exhibit 10.11

KODIAK GAS SERVICES, INC.

EXECUTIVE SEVERANCE PLAN

1.Purpose. Kodiak Gas Services, Inc. (the “Company”) has adopted the Kodiak Gas Services, Inc. Executive Severance Plan (the “Plan”) to provide severance pay and benefits to eligible officers and management employees who are Eligible Executives (as defined below) and whose employment is terminated on or after June 20, 2023 (the “Effective Date”). The Plan is intended to be maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees.
2.Definitions. For purposes of the Plan, capitalized terms used in this Plan shall have the meanings set forth in this Section 2.
(a)“Accrued Amounts” means (i) all accrued and unpaid Base Salary through the Date of Termination, which shall be paid within ten business days following the Date of Termination (or earlier if required by applicable law); (ii) reimbursement for all incurred but unreimbursed expenses for which an Eligible Executive is entitled to reimbursement in accordance with the expense reimbursement policies of the Company in effect as of the Date of Termination; and (iii) benefits to which an Eligible Executive may be entitled pursuant to the terms of any plan or policy sponsored by the Company or any of its Affiliates as in effect from time to time.
(b)“Affiliate” means a corporation or other entity controlled by, controlling, or under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.
(c)“Applicable Multiple” means, for each Eligible Executive, the applicable multiple set forth on Exhibit A hereto corresponding to such Eligible Executive’s Tier.
(d)“Base Salary” means the amount an Eligible Executive is entitled to receive as base salary on an annualized basis, calculated as of the Date of Termination, including any amounts that an Eligible Executive could have received in cash had such Eligible Executive not elected to contribute to an employee benefit plan maintained by the Company, but excluding all annual cash incentive awards, bonuses, equity awards, and incentive compensation payable by the Company as consideration for an Eligible Executive’s services. Notwithstanding the foregoing, in the event of a reduction in an Eligible Executive’s Base Salary resulting in such Eligible Executive’s resignation for Good Reason, for purposes of determining such Eligible Executive’s Severance Amount, such Eligible Executive’s Base Salary shall be deemed to be that in effect immediately prior to such reduction.
(e)“Board” means the Board of Directors of the Company.

(f)“Business” means the business and operations that are the same or similar to those performed by the Company and/or any other member of the Company Group for which an Eligible Executive provides services or about which an Eligible Executive obtains Confidential Information during the Employment Term, which business and operations include, as of the Effective Date, business activities related to: (i) compression services with Company-owned or leased compression equipment; (ii) providing compression and maintenance services for customer-owned or leased compression equipment; (iii) providing compression station construction utilizing one or more compressors to boost gas pressure from production to processing locations; and (iv) any other business ancillary to the activities described in the foregoing clauses (i) through (iii).
(g)“Cause” means, with respect to an Eligible Executive’s termination of employment from the Company Group, the occurrence of any of the following events: (i) in the case where there is no employment agreement, offer letter, consulting agreement, severance agreement, change in control agreement, or similar agreement in effect between the Company or any other applicable member of the Company Group and the Eligible Executive at the time of the Date of Termination (or where there is such an agreement in effect, but it does not define “cause” (or words of like import)), such Eligible Executive’s (A) willful neglect in the performance of the Eligible Executive’s duties to the Company or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the Eligible Executive’s employment or services for the Company, which results, or could reasonably be expected to result in, material harm to the business or reputation of the Company or an Affiliate; (C) conviction of, or plea of guilty or no contest to, (1) any felony or (2) any other crime that results, or could reasonably be expected to result in, material harm to the business or reputation of the Company or an Affiliate; (D) material violation of the written policies of the Company, including but not limited to those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company; (E) fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Company or an Affiliate; (F) act of personal dishonesty that involves personal profit in connection with the Eligible Executive’s employment with the Company or an Affiliate; or (G) any breach of any non-competition, non-solicitation, no-hire, or confidentiality covenant between the Eligible Executive and the Company or an Affiliate; or (ii) in the case where there is an employment agreement, offer letter, consulting agreement, severance agreement, change in control agreement or similar agreement in effect between the Company or any other member of the Company Group and the Eligible Executive at the time of the Date of Termination that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control (as defined in such agreement) actually takes place and then only with regard to a termination thereafter.
(h)“Change in Control” means and includes each of the following, unless otherwise determined by the Committee in the applicable Participation Agreement or other written agreement with an Eligible Executive approved by the Committee:
(i)any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the equityholders of the Company in substantially the same proportions as their ownership of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding for purposes herein, acquisitions pursuant to a Business Combination (as defined below) that does not constitute a Change in Control as defined in Section 2(h)(ii);

(ii)a merger, reorganization, or consolidation of the Company or in which equity securities of the Company are issued (each, a “Business Combination”), other than a merger, reorganization or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its direct or indirect parent) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity (or, as applicable, a direct or indirect parent of the Company or such surviving entity) outstanding immediately after such merger, reorganization or consolidation; provided, however, that a merger, reorganization or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than those covered by the exceptions in Section 2(h)(i)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control;
(iii)during the period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2(h)(i) or 2(h)(ii)) whose election by the Board or nomination for election by the Company’s equityholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(iv)a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a Person or Persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.
    For purposes of this Sections 2(h), acquisitions of securities of the Company by Frontier TopCo Partnership, L.P. or EQT Fund Management S.à r.l., any of their respective affiliates, or any investment vehicle or fund controlled by or managed by, or otherwise affiliated with Frontier TopCo Partnership, L.P. or EQT Fund Management S.à r.l. shall not constitute a Change in Control. Notwithstanding the foregoing, with respect to any benefits granted hereunder that are characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under this Plan for purposes of payment of such benefits unless such event is also a “change in ownership,” a “change in effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

(i)“Change in Control Protection Period” means, for each Eligible Executive, the number of years following a Change in Control equal to the Applicable Multiple.
(j)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(k)“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. Any reference to any section of the Code shall also be a reference to any successor provision and any guidance and treasury regulation promulgated thereunder.
(l)“Committee” means the Personnel and Compensation Committee of the Board or such other committee designated by the Board to administer the Plan. If no committee is duly authorized by the Board to administer this Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under this Plan.
(m)“Company Group” means the Company and each of its direct and indirect past, present and future Subsidiaries.
(n)“Competitive Products or Services” means any products or services that are similar to or competitive with any of the products or services being offered, marketed, or actively developed by the Company Group during the 12-month period prior to an Eligible Executive’s Date of Termination.
(o)“Confidential Information” means any and all confidential and proprietary information and materials, as well as all trade secrets, belonging to the Company Group, its customers, or other third parties who furnished such information, materials, and/or trade secrets to the Company Group with reasonable expectations of confidentiality. Confidential Information includes, without limitation and regardless of whether such information or materials are expressly identified or marked as confidential or proprietary, and whether or not patentable: (i) technical information and materials of the Company Group, their affiliates, their customers, or other third parties, including but not limited to computer programs, software, databases, methods, formulae, compositions, technological data, processes, discoveries, inventions, ideas, surveys, designs, developmental or experimental work, original works of authorship, training programs, and procedures, diagrams, charts, products, and services (including product developments, product specifications, and technical specifications), and similar items; (ii) business information and materials of the Company Group, their affiliates, their customers or other third parties, including but not limited to market and business analyses, growth plans, acquisition prospects, strategic information, financial information, business plans, business proposals, customer contract terms and conditions, pricing and bidding methodologies and data, sales data, customer information (e.g., customer lists, customer contact information, the identity of customers, the identity of key contacts within customer organizations, customer preferences, and other business information about customers), supplier and vendor information, business partner lists, business partner contact information, business partner preferences, credit information, selling and marketing data, contracts, and similar data; (iii) information and materials relating to future plans of the Company Group, their affiliates, their customers, or other third parties, including but not limited to marketing strategies, marketing techniques, prospective names and marks, copyrights, and other intellectual property, new product research, pending projects and proposals, acquisition plans, strategic alliances, research and development efforts and strategies, and similar items; (iv) personnel information and materials of the Company Group, their affiliates, their customers, or other third parties including but not limited to employee performance information, employee compensation information, employee benefits information, recruiting sources, contractor and consulting information, contacts, costs, and similar items; (v) any information or material that gives the Company Group an advantage with respect to its competitors by virtue of not being known by those competitors; and (vi) other valuable, confidential information and materials and/or trade secrets of the Company Group, their affiliates, their customers, or other third parties that may or may not be explicitly identified or marked as confidential or proprietary. For purposes of the Plan, Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of an Eligible Executive or any of the Eligible Executive’s agents; (B) was available to an Eligible Executive on a non-confidential basis before its disclosure by a member of the Company Group; (C) becomes available to an Eligible Executive following the Effective Date on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group; or (D) is required to be disclosed by applicable law.

(p)“Covered Customer” means: (A) any of the Company Group’s customers with which an Eligible Executive had Business-related contact on behalf of the Company Group during the 12-month period prior to the Date of Termination of such Eligible Executive; and (B) any of the Company Group’s customers about which an Eligible Executive received Confidential Information during the 12-month period prior to the Date of Termination of such Eligible Executive.
(q)“Date of Termination” means the effective date of the termination of an Eligible Executive’s employment with the Company or any of its Affiliates, as applicable, such that the Eligible Executive is no longer employed by any member of the Company Group.
(r)“Death or Disability Termination” means the termination of an Eligible Executive’s employment due to death or Disability.
(s)“Disability” means, unless otherwise determined by the Committee in the applicable Participation Agreement, with respect to an Eligible Executive’s Date of Termination, any physical or mental disability or infirmity of an Eligible Executive that prevents the performance of the Eligible Executive’s duties for a period of (a) 90 consecutive days or (b) 120 non-consecutive days during any 12-month period. Any question as to the existence, extent, or potentiality of an Eligible Executive’s Disability upon which the Eligible Executive and the Company cannot agree shall be determined by a qualified, independent physician mutually selected by the Company and the Eligible Executive or the Eligible Executive’s representative (which approval shall not be unreasonably withheld, delayed or conditioned). The determination of any such physician shall be final and conclusive for all purposes of this Plan.
(t)“Eligible Executive” means any employee of any member of the Company Group who: (i) is designated by the Committee as an “Eligible Executive” who is eligible to participate in the Plan; (ii) has executed and returned a Participation Agreement to the Company; (iii) is not covered under any other severance plan, policy, program or arrangement sponsored or maintained by any member of the Company Group; and (iv) is not a party to an employment or severance agreement with any member of the Company Group pursuant to which such employee is eligible for severance payments or benefits. The Committee shall have the sole discretion to determine whether an employee is an Eligible Executive. Eligible Executives shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA.
(u)“Employment Term” means the period in which an Eligible Executive provides employment or services to the Company Group, ending on the Date of Termination.
(v)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(w)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.
(x)“Good Reason” means, with respect to an Eligible Executive’s termination of employment from the Company Group, the occurrence of any of the following events without the written consent of an Eligible Executive: (i) in the case where there is no employment agreement, offer letter, consulting agreement, severance agreement, change in control agreement, or similar agreement in effect between the Company or any other applicable member of the Company Group and the Eligible Executive at the time of the Date of

Termination (or where there is such an agreement in effect, but it does not define “good reason” (or words of like import)), (A) a material diminution in the Eligible Executive’s base salary and target bonus opportunity other than as part of one or more reductions in base salaries and target bonus opportunities that apply equally to each of the members of the Company’s executive leadership team in substantially the same proportions, (B) a material diminution in the Eligible Executive’s authority, duties, responsibilities or reporting relationship with the Company or any applicable member of the Company Group, (C) the relocation of the geographic location of the Eligible Executive’s principal place of employment outside of the Greater Houston Area, (D) a failure of the Company to require a successor to expressly assume and perform this Plan, or (E) a material diminution in the aggregate benefits offered under the Company Group’s benefit programs, including but not limited to employer health, vision, or dental employee paid premiums, vehicle allowance program or 401(k) plan, other than as a result of, or response to, changes in applicable law or customary changes across businesses in the United States; or (ii) in the case where there is an employment agreement, offer letter, consulting agreement, severance agreement, change in control agreement or similar agreement in effect between the Company or any other member of the Company Group and the Eligible Executive at the time of the Date of Termination that defines “good reason” (or words of like import), “good reason” as defined under such agreement.
Notwithstanding the foregoing, any assertion by an Eligible Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (1) the Eligible Executive must provide written notice to the Board of the existence of such condition(s) within 30 days after the initial occurrence of such condition(s); (2) the condition(s) specified in such notice must remain uncorrected for 30 days following the Board’s receipt of such written notice; and (3) the date of the Eligible Executive’s termination of employment must occur within 60 days after the initial occurrence of the condition(s) specified in such notice.
(y)“Interfering Activities” shall mean, with respect to each Eligible Executive: (i) encouraging or attempting to encourage (or assisting another in encouraging or attempting to encourage) any employee, contractor, consultant, supplier, or vendor of the Company Group (A) with whom the Eligible Executive had any Business-related contact or (B) who has or had access to Confidential Information during the 12-month period prior to the Date of Termination of such Eligible Executive, to terminate such individual’s relationship with the Company Group; or (ii) soliciting, inducing, influencing, recruiting, hiring or contacting for employment, engagement, or hire (or assisting another in such activities) any employee, contractor, or consultant of the Company Group (1) with whom the Eligible Executive had any Business-related contact or (2) who has or had access to Confidential Information during the 12-month period prior to the Date of Termination of such Eligible Executive, to terminate such individual’s relationship with the Company Group.
(z)“Participation Agreement” means the participation agreement delivered to each Eligible Executive by the Committee prior to his or her entry into the Plan evidencing the Eligible Executive’s agreement to participate in the Plan and to comply with all terms, conditions and restrictions within the Plan.
(aa)“Person” means any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.
(ab)“Post-Termination Restricted Period” means, for each Eligible Executive, the one-year period immediately following the applicable Date of Termination.
(ac)“Qualifying Termination” means the termination of an Eligible Executive’s employment (i) by any member of the Company Group without Cause (which, for the avoidance of doubt, does not include a Death or Disability Termination); or (ii) due to an Eligible Executive’s resignation for Good Reason.
(ad)“Release Requirement” means the requirement that an Eligible Executive execute and deliver to the Company a general release of claims, in a form acceptable to the Company, on or prior to the date that is 21 days following the date upon which the Company delivers the release to an Eligible Executive (which shall occur no later than seven days following the Date of Termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date. Notwithstanding the foregoing or any other provision in the Plan to the contrary, the Release Requirement shall not be considered satisfied if the release described in the preceding sentence is revoked by an Eligible Executive within any time provided by the Company for such revocation.
(ae)“Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including any such regulations or guidance that may be amended or issued after the Effective Date.
(af)“Severance Amount” means the cash severance payments set forth in Sections 5(a)(i) or 5(b)(i), as applicable.
(ag)“Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.
(ah)“Target Annual Bonus” means an Eligible Executive’s target annual bonus for the calendar year that includes such Eligible Executive’s Date of Termination.
(ai)“Tier” means an “Executive Tier” used for purposes of determining the level of severance benefits an Eligible Executive is eligible to receive. Each Eligible Executive shall be designated by the Committee as a Tier 1 Executive, Tier 2 Executive, or Tier 3 Executive pursuant to such Eligible Executive’s Participation Agreement.
3.Administration of the Plan.
(a)Administration by the Committee. The Committee shall be responsible for the management and control of the operation and the administration of the Plan, including interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, computation of severance benefits, granting or denial of severance benefit claims and review of claims denials. The Committee has absolute discretion in the exercise of its powers and responsibilities. For this purpose, the Committee’s powers shall include the following authority, in addition to all other powers provided by the Plan:
(i)to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
(ii)to interpret the Plan, the Committee’s interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;
(iii)to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan, and to designate each Eligible Executive as either a Tier 1 Executive, Tier 2 Executive, or a Tier 3 Executive;

(iv)to make a determination as to the right of any person to a benefit under the Plan (including to determine whether and when there has been a termination of an Eligible Executive’s employment and the cause of such termination);
(v)to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan;
(vi)to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;
(vii)to sue or cause suit to be brought in the name of the Plan; and
(viii)to obtain from the Company, its Affiliates and from Eligible Executives such information as is necessary for the proper administration of the Plan.
(b)Indemnification of the Committee. The Company shall, without limiting any rights that the Committee may have under the Company’s charter or bylaws, applicable law or otherwise, indemnify and hold harmless the Committee and each member thereof (and any other individual acting on behalf of the Committee or any member thereof) against any and all expenses and liabilities arising out of such person’s administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the person’s own gross negligence or willful misconduct. Expenses against which such person shall be indemnified hereunder include the amounts of any settlement, judgment, attorneys’ fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under the Plan.
(c)Compensation and Expenses. The Committee shall not receive additional compensation with respect to services for the Plan. To the extent required by applicable law, but not otherwise, the Committee shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.
4.Eligibility. Only individuals who are Eligible Executives may participate in the Plan. The Committee has full and absolute discretion to determine and select which employees of the Company and its Affiliates are Eligible Executives. Once an employee has been designated as an Eligible Executive, such individual shall automatically continue to be an Eligible Executive until the Eligible Executive ceases to be an employee or is removed as an Eligible Executive by the Committee. The Plan shall supersede all prior agreements, practices, policies, procedures and plans relating to severance benefits from all members of the Company Group with respect to an Eligible Executive.
5.Plan Benefits.
(a)Qualifying Termination Outside of a Change in Control Protection Period. In the event an Eligible Executive’s employment with any member of the Company Group ends due to a Qualifying Termination that occurs outside of a Change in Control Protection Period, such Eligible Executive shall be entitled to receive the Accrued Amounts, and so long as such Eligible Executive satisfies the Release Requirement and abides by the terms of Sections 7 and 8 below, such Eligible Executive shall also be entitled to receive:

(i)A cash severance payment in an amount equal to (A) the Applicable Multiple, multiplied by (B) such Eligible Executive’s Base Salary, payable in lump sum within 60 days after such Eligible Executive’s Date of Termination;
(ii)A pro-rated portion of such Eligible Executive’s Target Annual Bonus, multiplied by a fraction, (A) the numerator of which equals the number of calendar days that such Eligible Executive was employed by any member of the Company Group during the calendar year in which the Date of Termination occurs and (B) the denominator of which equals 365 or 366, as applicable, payable in lump sum within 60 days after such Eligible Executive’s Date of Termination; and
(iii)An amount equal to (A) the Applicable Multiple, multiplied by (B) the annual cost to continue coverage for such Eligible Executive’s group health plan, dental and vision coverage (including coverage for such Eligible Executive’s spouse and eligible dependents), determined under the Company’s group health plans as in effect immediately prior to such Eligible Executive’s Date of Termination (the “Health Continuation Payment”), payable in lump sum within 60 days after such Eligible Executive’s Date of Termination. For the avoidance of doubt, if, as of an Eligible Executive’s Date of Termination, such Eligible Executive does not participate in any of the Company’s group health plans, then the Health Continuation Payment amount under this Section 5(a)(iii) will equal zero.
(b)Qualifying Termination During a Change in Control Protection Period. In the event an Eligible Executive’s employment with any member of the Company Group ends due to a Qualifying Termination that occurs during a Change in Control Protection Period, such Eligible Executive shall be entitled to receive the Accrued Amounts, and so long as such Eligible Executive satisfies the Release Requirement and abides by the terms of Sections 7 and 8 below, such Eligible Executive shall also be entitled to receive:
(i)A cash severance payment in an amount equal to (A) the Applicable Multiple, multiplied by (B) the sum of such Eligible Executive’s (1) Base Salary and (2) Target Annual Bonus, payable in lump sum within 60 days after such Eligible Executive’s Date of Termination;
(ii)A pro-rated portion of such Eligible Executive’s Target Annual Bonus, multiplied by a fraction, (A) the numerator of which equals the number of calendar days that such Eligible Executive was employed by any member of the Company Group during the calendar year in which the Date of Termination occurs and (B) the denominator of which equals 365 or 366, as applicable, payable in lump sum within 60 days after such Eligible Executive’s Date of Termination; and
(iii)The Health Continuation Payment, payable in lump sum within 60 days after such Eligible Executive’s Date of Termination. For the avoidance of doubt, if, as of an Eligible Executive’s Date of Termination, such Eligible Executive does not participate in any of the Company’s group health plans, then the Health Continuation Payment amount under this Section 5(b)(iii) will equal zero.
(c)Equity Incentive Awards. For clarity, in the event that an Eligible Executive’s employment with any member of the Company Group terminates (pursuant to a Qualifying Termination or otherwise), all outstanding equity incentive awards then held by such Eligible Executive in respect of any member of the Company Group will be treated in accordance with the award agreement applicable to such award or governing plan, as applicable.
(d)Non-Qualifying Terminations of Employment. In the event that an Eligible Executive’s employment with any member of the Company Group terminates other than pursuant to a Qualifying Termination, including as a result of a Death or Disability Termination, then all compensation and benefits to such Eligible Executive shall terminate contemporaneously with such termination of employment, except that such Eligible Executive shall be entitled to the Accrued Amounts and all outstanding equity incentive awards then held by such Eligible Executive in respect of any member of the Company Group will be treated in accordance with the award agreement applicable to such award or governing plan, as applicable.
(e)After-Acquired Evidence. Notwithstanding any provision of the Plan to the contrary, in the event that the Company determines that an Eligible Executive is eligible to receive the Severance Amount and other severance benefits pursuant to Sections 5(a) or 5(b) but, after such determination, the Company subsequently acquires evidence or determines that: (i) such Eligible Executive has failed to abide by the terms of Sections 7 or 8 below (or any other restrictive covenant obligations to which the Eligible Executive is subject in respect of the Company Group); or (ii) a Cause condition existed prior to the Date of Termination that, had the Company been fully aware of such condition, would have given the Company the right to terminate such Eligible Executive’s employment for Cause, then the Company shall have the right not to pay any portion of the Severance Amount and to cease providing any other severance benefits under Sections 5(a) or 5(b), and such Eligible Executive shall promptly return to the Company any payment of the Severance Amount and any other severance benefits received by such Eligible Executive prior to the date that the Company determines that the conditions of this Section 5(e) have been satisfied.
(f)No Duplication. Except as otherwise expressly provided pursuant to this Plan, this Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy or other arrangement or individual contract or under any statute, rule or regulation. In the event an Eligible Executive is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of Eligible Executive Date of Termination, that may duplicate the payments and benefits provided for in Sections 5(a) or 5(b), the Committee is specifically empowered to reduce or eliminate the duplicative benefits provided for under the Plan.
6.Certain Excise Taxes. Notwithstanding anything to the contrary in the Plan, if an Eligible Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in the Plan, together with any other payments and benefits which such Eligible Executive has the right to receive from the Company or any of its Affiliates, and taking into account reductions in respect of reasonable compensation for personal services to be rendered by the Eligible Executive on or following the date of the relevant “change in ownership or control” (within the meaning of Section 280G of the Code), including pursuant to applicable non-competition and other restrictive covenant obligations, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in the Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by such Eligible Executive from the Company and its Affiliates will be one dollar less than three times such Eligible Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by such Eligible Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to such Eligible Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a “parachute payment” exists, exceeds one dollar less than three times such Eligible Executive’s base amount, then such Eligible Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6 shall require the Company to be responsible for, or have any liability or obligation with respect to, such Eligible Executives’ excise tax liabilities under Section 4999 of the Code.
7.Restrictive Covenants.
(a)General. Each Eligible Executive acknowledges and recognizes the highly competitive nature of the business of the Company Group, that access to Confidential Information renders the Eligible Executive special and unique within the industry of the Company Group, and that the Eligible Executive will have the opportunity to develop the goodwill of the Company Group as well as substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of the Eligible Executive’s employment with any member of the Company Group. In light of the foregoing, as a condition of each Eligible Executive’s employment by any member of the Company Group, and in consideration of the compensation and benefits provided in the Plan, the Eligible Executive acknowledges and agrees to the covenants contained in this Section 7. Each Eligible Executive further recognizes and acknowledges that the restrictions and limitations set forth in this Section 7 are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group as well as its Confidential Information and goodwill.
(b)Confidential Information.
(i)Each Eligible Executive acknowledges that, during the Employment Term, the Eligible Executive will have access to information about the Company Group and that the Eligible Executive’s employment with any member of the Company Group shall bring the Eligible Executive into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, the Eligible Executive agrees, at all times during the Employment Term and thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any individual or entity without written authorization of the Company, any Confidential Information.
(ii)Nothing in this Plan shall prohibit or impede an Eligible Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided that, in each case, such communications and disclosures are consistent with applicable law. Each Eligible Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Each Eligible Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Moreover, no Eligible Executive is required to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure. Notwithstanding the foregoing, under no circumstance will an Eligible Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company Group without prior written consent of the Company’s general counsel or other officer designated by the Company.
(c)Assignment of Intellectual Property.
(i)Each Eligible Executive agrees that the Eligible Executive will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which the Eligible Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Employment Term, whether or not during regular working hours; provided that, they either: (A) relate at the time of conception or reduction to practice of the invention to the business of any member of the Company Group, or actual or demonstrably anticipated research or development of any member of the Company Group; (B) result from or relate to any work performed for any member of the Company Group; or (C) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”). Each Eligible Executive further acknowledges that all Developments made by the Eligible Executive (solely or jointly with others) within the scope of and during the Employment Term are “works made for hire” (to the greatest extent permitted by applicable law) for which the Eligible Executive is, in part, compensated by the Eligible Executive’s Base Salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, the Eligible Executive hereby assigns to the Company, or its designee, all of Eligible Executive’s right, title, and interest throughout the world in and to any such Development.
(ii)All inventions (whether or not patentable), original works of authorship, designs, know-how, mask works, ideas, trademarks or names, information, developments, improvements, and trade secrets of which an Eligible Executive is the sole or joint author, creator, contributor, or inventor that were made or developed by such Eligible Executive prior to the Eligible Executive’s employment with or affiliation with the Company or any other member of the Company Group, or in which the Eligible Executive asserts any intellectual property right, and which are applicable to or relate in any way to the business, products, services, or demonstrably anticipated research and development or business of any member of the Company Group (“Prior Inventions”) are listed on the applicable Annex to the Eligible Executive’s Participation Agreement, and the Eligible Executive represents that such Annex is a complete list of all such Prior Inventions. If no such list is attached, the applicable Eligible Executive hereby represents and warrants that there are no Prior Inventions, and the Eligible Executive shall make no claim of any rights to any Prior Inventions. If, in the course of an Eligible Executive’s employment with or affiliation with the Company or any other member of the Company Group, the Eligible Executive uses in connection with or otherwise incorporates into the product, process, or device of any member of the Company Group a Prior Invention, the Company Group is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, import, export, offer for sale, sell and otherwise commercialize such Prior Invention as part of or in connection with (A) such product, process, or device of any member of the Company Group and (B) the conduct of the business of the Company Group, in each case, without diminishing any rights or claims of the Company to any Developments or otherwise.

(iii)Each Eligible Executive agrees to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. Each Eligible Executive further agrees that the Eligible Executive’s obligation to execute or cause to be executed, when it is in the Eligible Executive’s power to do so, any such instrument or papers shall continue after the Employment Term until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, that the Company shall reimburse the Eligible Executive for the Eligible Executive’s reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of an Eligible Executive’s mental or physical incapacity or unavailability for any other reason to secure Eligible Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then the Eligible Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Eligible Executive’s agent and attorney in fact to act for and in the Eligible Executive’s behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. Each Eligible Executive hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, that the Eligible Executive now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.
(d)Non-Competition. During the Employment Term and the Post-Termination Restricted Period, no Eligible Executive shall, directly or indirectly, engage in, have any equity interest in, or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, member, security holder, consultant or otherwise) that engages in any business, directly or indirectly (through a Subsidiary or otherwise), which competes with the Business within the United States of America or any other jurisdiction in which any member of the Company Group engages in the Business, derives a material portion of its revenues or has demonstrable plans to commence Business-related activities during the Post-Termination Restricted Period; provided that, during the Post-Termination Restricted Period (i) “Business” shall refer only to business activities related to lines of enterprise that any member of the Company Group then-currently engages in or has demonstrable plans to engage in as of the Eligible Executive’s Date of Termination during the Post-Termination Restricted Period and (ii) solely in any areas of operation in which any member of the Company Group engages in the Business, derives a material portion of its revenues, or has demonstrable plans to commence Business-related activities during the Post-Termination Restricted Period, in each case, as of the Eligible Executive’s Date of Termination. Notwithstanding the foregoing, nothing prohibits each Eligible Executive from (A) being employed by or otherwise providing services to or for a Business (i) in a capacity that is not the same as or similar to any capacity in which the Eligible Executive worked for the Company Group or (ii) exclusively in connection with a business line of a Business that is wholly unrelated to the business of any member of the Company Group and the Confidential Information which the Eligible Executive received or had access to; or (B) purchasing or otherwise owning up to (but not more than) 2% of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.
(e)Non-Interference; Nonsolicitation of Customers. During the Employment Term and the Post-Termination Restricted Period, no Eligible Executive shall, directly or indirectly, for the Eligible Executive’s own account or for the account of any other person or entity, (A) engage in Interfering Activities or (B) call on, service, solicit, or accept business from (or assist another in calling on, servicing, soliciting, or accepting business from) any Covered Customer for Competitive Products or Services.
(f)Non-Disparagement. During the Employment Term and at all times thereafter, each Eligible Executive agrees not to make any statement (directly or through the Eligible Executive’s representatives) that is intended to become public, or should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of any member of the Company Group or their respective employees, officers, directors, or equity holders; provided that, the limitations set forth in this Section 7(f) shall not apply in respect of any statement that is required to be made by applicable law, is the type of communication described in Section 7(b)(ii), is reasonably necessary in connection with the enforcement of rights under this Plan or any other written agreement to which any member of the Company Group, on the one hand, and the Eligible Executive or any of the Eligible Executive’s Affiliates, on the other hand, are parties, or is concerted activity relative to the terms and conditions of employment with any member of the Company Group and in communications protected under the National Labor Relations Act (to the extent applicable).
(g)Return of Documents. At any time requested by the Company Group, and if an Eligible Executive’s Date of termination occurs, the Eligible Executive shall deliver to the Company (and will not keep in his possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by the Eligible Executive pursuant to the Eligible Executive’s employment or service with the Company Group or otherwise belonging to the Company Group.
(h)Independence; Severability; Blue Pencil. Each of the rights enumerated in this Section 7 shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Section 7 or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Section 7, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, each of the Company and Eligible Executive agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.
(i)Injunctive Relief. Each Eligible Executive expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Section 7 may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore, each Eligible Executive hereby agrees that, in addition to any other remedy that may be available to any member of the Company Group, the Eligible Executive will be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Section 7. Notwithstanding any other provision to the contrary, each Eligible Executive acknowledges and agrees that the Post-Termination Restricted Period shall be tolled during any period of violation of any of the covenants in this Section 7 and during any other period required for litigation during which the any member of the Company Group seeks to enforce such covenants against the Eligible Executive if it is ultimately determined that the Eligible Executive was in breach of such covenants.
(j)Extension of Restrictions in the Event of Violation. If an Eligible Executive violates, after the Date of Termination, the restrictions set forth in Sections 7(d) or 7(e) of this Plan, the applicable Post-Termination Restricted Period shall be extended by one day for each day that the Eligible Executive has violated such provision, up to a maximum extension equal to the full length of the applicable Post-Termination Restricted Period.
(k)Notification to Subsequent Employers. Each Eligible Executive shall inform any prospective employers of the restrictive covenants contained in this Section 7 regarding non-competition, non-solicitation, non-interference, and non-disclosure. Each Eligible Executive hereby authorizes the Company, at its discretion, to contact the Eligible Executive’s prospective or subsequent employers and inform such prospective employers of the restrictive covenants contained in this Section 7.
(l)Other Covenants. Notwithstanding anything contained in this Plan to the contrary, in the event that an Eligible Executive is subject to similar restrictive covenants pursuant to any other agreement with any member of the Company Group (“Other Covenants”), the covenants contained in this Plan shall be in addition to, and not in lieu of, any such Other Covenants, and enforcement by the Company of the covenants contained in this Plan shall not preclude the applicable member of the Company Group from enforcing such Other Covenants in accordance with their terms.
8.Cooperation. Each Eligible Executive agrees that during the Employment Term and thereafter (regardless of whether the Eligible Executive resigns or the Eligible Executive’s employment is terminated by the Company Group or the reason for such resignation or termination), the Eligible Executive shall provide reasonable and timely cooperation in connection with: (a) any actual or threatened litigation, inquiry, review, investigation, process, or other matter, action, or proceeding (whether conducted by or before any court, regulatory, or governmental entity, or by or on behalf of the Company Group, or otherwise), that relates to events occurring during the Eligible Executive’s employment by the Company Group or about which the Company Group otherwise believes the Eligible Executive may have relevant information; (b) the transitioning of the Eligible Executive’s role and responsibilities to other personnel; and (c) the provision of information in response to the Company Group’s requests and inquiries in connection with the Eligible Executive’s separation of employment. Each Eligible Executive’s cooperation shall include being available to (i) meet with and provide information to the Company Group and its counsel or other agents in connection with fact-finding, investigatory, discovery, and/or pre-litigation or other proceeding issues, and (ii) provide truthful testimony (including via affidavit, deposition, at trial, or otherwise) in connection with any such matter, all without the requirement of being subpoenaed.
9.Prior Obligations. Each Eligible Executive hereby represents and warrants that the Eligible Executive is not the subject of, or a party to, any non-competition, non-solicitation, restrictive covenant or non-disclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit the Eligible Executive from complying with the Plan or fully performing each of the Eligible Executive’s duties and responsibilities for the Company Group, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to the Eligible Executive by any member of the Company Group. Each Eligible Executive expressly acknowledges and agrees that the Eligible Executive is strictly prohibited from using or disclosing any confidential information belonging to any prior employer in the course of performing services for any member of the Company Group, and the Eligible Executive promises that the Eligible Executive shall not do so. Each Eligible Executive shall not introduce documents or other materials containing confidential information of any prior employer to the premises or property (including computers and computer systems) of any member of the Company Group.
10.Consent to Notification. If an Eligible Executive ceases to be employed by any member of the Company Group, the Eligible Executive hereby grants consent to notification by the Company Group to any new employer, any third party engaging the Eligible Executive’s services, or any entity to which the Eligible Executive becomes a partner, member, employee or otherwise engaged about the Eligible Executive’s rights and obligations under the Plan.
11.Claims Procedure and Review.
(a)Filing a Claim. Any Eligible Executive that the Committee determines is entitled to severance benefits under the Plan is not required to file a claim for benefits. Any Eligible Executive (i) who is not paid severance benefits hereunder and who believes that such Eligible Executive is entitled to severance benefits hereunder or (ii) who has been paid severance benefits hereunder and believes that such Eligible Executive is entitled to greater benefits hereunder may file a claim for severance benefits under the Plan in writing with the Committee.
(b)Initial Determination of a Claim. If a claim for severance benefits hereunder is wholly or partially denied, the Committee shall, within a reasonable period of time but no later than 90 days after receipt of the claim (or 180 days after receipt of the claim if special circumstances require an extension of time for processing the claim), notify the claimant of the denial. Such notice shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) contain the specific reason or reasons for denial of the claim, (iv) refer specifically to the pertinent Plan provisions upon which the denial is based, (v) describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), and (vi) describe the Plan’s claim review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
(c)Appeal of a Denied Claim. Within 60 days of the receipt by the claimant of this notice, the claimant may file a written appeal with the Committee. In connection with the appeal, the claimant may review Plan documents and may submit written issues and comments. The Committee shall deliver to the claimant a written decision on the appeal promptly, but not later than 60 days after the receipt of the claimant’s appeal (or 120 days after receipt of the claimant’s appeal if there are special circumstances which require an extension of time for processing). Such decision shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) include specific reasons for the decision, (iv) refer specifically to the Plan provisions upon which the decision is based, (v) state that the claimant is entitled to receive, on request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits, and (vi) a statement of the claimant’s right to bring an action under Section 502(a) of ERISA. If special circumstances require an extension of up to 180 days for an initial claim or 120 days for an appeal, whichever applies, the Committee shall send written notice of the extension. This notice shall indicate the special circumstances requiring the extension and state when the Committee expects to render the decision.
(d)Compliance with ERISA. The benefits claim procedure provided in this Section 11 is intended to comply with the provisions of 29 C.F.R. §2560.503-1. All provisions of this Section 11 shall be interpreted, construed, and limited in accordance with such intent.

12.General Provisions.
(a)Taxes. The Company is authorized to withhold from all payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and an Eligible Executive to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under the Plan.
(b)No Mitigation. No Eligible Executive shall have any duty to mitigate the amounts payable under the Plan by seeking or accepting new employment or self-employment following a Qualifying Termination.
(c)Offset. The Company may set off against, and each Eligible Executive authorizes the Company to deduct from, any payments due to the Eligible Executive, or to his or her estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company or an Affiliate of the Company by the Eligible Executive, whether arising under the Plan or otherwise; provided, however, that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A unless the offset would not result in a violation of the requirements of Section 409A.
(d)Amendment and Termination. Prior to a Change in Control, the Board and the Committee shall have the power to amend or terminate the Plan from time to time in its discretion and for any reason (or no reason) (including the removal of an individual as an Eligible Executive); provided that, no such amendment or termination shall be effective with respect to a termination of employment that occurred prior to the amendment or termination of the Plan; and provided, further, that to the extent any such amendment has a detrimental impact to any Eligible Executive, such amendment will become effective with respect to such Eligible Executive six months following approval by the Board or Committee. Notwithstanding the foregoing, upon a Change in Control and during a Change in Control Protection Period, no amendment or termination of the Plan shall impair any rights or obligations to any Eligible Executive under the Plan (including the removal of an individual as an Eligible Executive) unless such Eligible Executive expressly consents to such amendment or termination.
(e)Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. All payments and benefits that become due to an Eligible Executive under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.
(f)Transfer and Assignment. Neither an Eligible Executive nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid.
(g)Unfunded Obligation. All benefits due an Eligible Executive under the Plan are unfunded and unsecured and are payable out of the general assets of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Eligible Executives shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
(h)Severability. If any provision of the Plan (or portion thereof) is held to be illegal or invalid for any reason, the illegality or invalidity of such provision (or portion thereof) will not affect the remaining provisions (or portions thereof) of the Plan, but such provision (or portion thereof) will be fully severable and the Plan will be construed and enforced as if the illegal or invalid provision (or portion thereof) had never been included herein.
(i)COBRA. Subject to the rules and regulations of COBRA, in connection with an Eligible Executive’s Date of Termination, the Company will provide an Eligible Executive the option to elect to continue group health plan coverage through COBRA. The election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage will remain such Eligible Executive’s sole responsibility, and neither the Company nor any of its Affiliates will assume any obligation for payment of any such premiums relating to such COBRA continuation coverage.
(j)Section 409A. The Plan is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under the Plan upon the termination of an Eligible Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. In no event may an Eligible Executive, directly or indirectly, designate the calendar year of any payment under this Plan. Each installment payment under the Plan is intended to be a separate payment for purposes of Section 409A. Notwithstanding any provision in the Plan to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if an Eligible Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of such Eligible Executive’s death or (ii) the date that is six months after such Eligible Executive’s Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to such Eligible Executive (or such Eligible Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Eligible Executive on account of non-compliance with Section 409A.
(k)Governing Law. All questions arising with respect to the provisions of the Plan and payments due hereunder will be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent preempted by federal law (including ERISA, which is the federal law that governs the Plan, the administration of the Plan and any claims made under the Plan).
(l)Status. The Plan is intended to qualify for the exemptions under Title I of ERISA provided for plans that are unfunded and maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees.
(m)Third-Party Beneficiaries. Each member of the Company Group shall be a third-party beneficiary of each Eligible Executive’s covenants and obligations under Sections 7 and 8 and shall be entitled to enforce such obligations as if a party hereto.
(n)No Right to Continued Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company or any of its Affiliates and any person, or to have any impact whatsoever on the at-will employment relationship between the Company or any of its Affiliates and any Eligible Executive. Nothing in the Plan shall be deemed to give any person the right to be retained in the employ of the

Company or any of its Affiliates for any period of time or to restrict the right of the Company or any of its Affiliates to terminate the employment of any person at any time.
(o)Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Plan, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither the Plan nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, the Plan has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
(p)Overpayment. If, due to mistake or any other reason, a person receives severance payments or benefits under the Plan in excess of what the Plan provides, such person shall repay the overpayment to the Company in a lump sum within 30 days of notice of the amount of overpayment. If such person fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other amounts which become payable to such person under the Plan or otherwise.
(q)Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to an Eligible Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with applicable laws, regulations, and securities exchange listing standards.
(r)Agent for Service of Legal Process. Legal process may be served on the Committee, which is the plan administrator, at the following address: Kodiak Gas Services, Inc., 9950 Woodloch Forest Dr., 19th Floor, The Woodlands, Texas 77380, or at legal@kodiakgas.com.

Exhibit A
Applicable Multiples

Tier	Applicable Multiple
Tier 1 Executive	3
Tier 2 Executive	2
Tier 3 Executive	1

Exhibit A